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[AMICUS THERAPEUTICS LOGO]


                                                                   EXHIBIT 10.25


                                LETTER AGREEMENT


                                    May 10, 2007


Bradley Campbell
16 Morris Drive
Princeton, NJ 08540

         RE: SEVERANCE AND CHANGE IN CONTROL AGREEMENTS


Dear Bradley:

On behalf of Amicus Therapeutics, Inc., (the "Company"), this shall serve to confirm our agreement in the event Amicus terminates your employment without cause or in the event of a Change in Control, Sale or Merger of the Company. By accepting the terms of this Letter Agreement, you agree that the rights identified in this Letter Agreement contain the complete understanding between you and the Company related to Severance and Change in Control payments. The April 19, 2006 Offer of Employment Letter countersigned by you ("April 19, 2006 Offer Letter," attached hereto), shall otherwise remain in full force and effect and is hereby confirmed and ratified.

SEVERANCE PAY

In the event that your employment is terminated by the Company, except for "Cause" as defined below, you will be eligible for a continuation of six (6) months salary at the rate in effect at the time of termination following such termination ("Severance Pay"). "Cause" means for any of the following reasons
(i) willful or deliberate misconduct by you that materially damages the company;
(ii) misappropriation of company assets; (iii) conviction of, or a plea of guilty or "no contest" to, a felony or (iv) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances. Payment of Severance by the Company will be subject to and contingent


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6 Cedar Brook Drive       Cranbury, NJ 08512       T: 609-662-2000      F: 609-662-2001         www.amicustherapeutics.com
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upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility.

CHANGE IN CONTROL

If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within six months of such Change in Control Event, then
(i) you will be eligible to receive a continuation of twelve (12) months salary, plus payment of a bonus payment equal to the bonus earned in the preceding year and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

"Change in Control Event" means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the company; (ii) a merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction or (iii) the sale or disposition of all or substantially all of the company's assets. "Good Reason" means (a) a change in your position with the company or its successors that materially reduces your title, duties or level of responsibility; or (b) the relocation of the company or its successor greater than 50 miles away from the then current location of the company's principal offices.

Your right to receive accelerated vesting and salary continuation payments pursuant to the preceding two paragraphs will be subject to and contingent upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility.

EMPLOYMENT "AT-WILL"

It is important that you understand that the Company does not guarantee employment for any specific period of time. You will continue to be employed on an "at-will" basis. This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have an express or implied contract limiting your right to resign or the Company's right to terminate your employment at any time, for any reason, with or without prior notice or cause. The "at-will" relationship will apply to you throughout your employment and cannot be changed except by an express individual written employment agreement signed by you and the Chief Executive Officer of the Company.

It is understood and agreed that this Letter Agreement constitutes the full agreement between you and the Company on the subjects of Severance and Change in Control payments. To indicate your acceptance of the terms and conditions set forth herein, please sign one copy of this Letter Agreement in the space indicated below and return it to the attention of Nicole Schaeffer, VP Human Resources & Leadership Development on or before May 14, 2007. By signing below, you agree that no other promises, express


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or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you and as authorized by the Company's Board of Directors.


                                           Very truly yours,



                                           /s/ John F. Crowley
                                           ------------------------------------
                                           John F. Crowley
                                           President and Chief Executive Officer


ACCEPTED AND AGREED:



By: /s/ Bradley Campbell                  Date:  5/10/07
    -------------------------------             -------------------------------
    Bradley Campbell


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[AMICUS THERAPEUTICS LOGO]


April 19, 2006

Mr. Bradley Campbell
63 Tanglewood Road
Newton, MA 02459


Dear Brad:

         On behalf of Amicus Therapeutics, inc. (the "Company"), I am pleased to confirm our offer to you for the position of Sr. Director Business Development reporting to me. Your start date will be mutually agreed upon but no later then May 22, 2006.

         Prior to the commencement of your employment you will be required to execute the Company's Confidentiality, Disclosure and Non-Competition Agreement. A copy of this agreement is attached. In addition, as a condition of employment Amicus requires a pre-employment drug screening.

         In consideration for all your services to be rendered to the Company your annual base salary will be $175,000, to be paid bi-weekly in accordance with the Company's payroll practices. Upon the completion of mutually agreed upon individual goals and objectives as well as the achievement of specific Company goals, you will be eligible to receive a year end bonus target of 20% of your base salary, prorated for your date of hire, minus customary deductions. Once you agree to join Amicus, payable with your first paycheck, you will receive a sign on bonus of $20,000 minus customary deductions.

         Upon approval by the Board of Directors, you will receive an incentive stock option to purchase 100,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") pursuant to a stock option agreement in form and substance acceptable to the Company. The options will become exercisable over a four-year period as follows: 25% on the first anniversary of the date of grant, and the remaining 75% in equal monthly increments thereafter. The exercise price of the options will be the fair market value of the Company's common stock on the date of grant. Shares issuable upon exercise of each option will be subject to certain transfer restrictions including the right of first refusal. Additionally, exercise of the options will be governed in accordance with the provisions of the Company's stock option plan.

         You will be eligible to participate in the Company's health benefits program and are eligible to participate in the Company's 401(k) as well as any other employee benefit plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available. You will be eligible for paid Company holidays as outlined in our Holiday Policy and you will be eligible for twenty (20) days paid vacation, three weeks during the year and one between Christmas and New Years. Vacation accrues on a monthly basis. Because the Company expects to


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6 Cedar Brook Drive       Cranbury, NJ 08512       7: 609-662-2000      F: 609-662-2001         www.amicustherapeutics.com
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Bradley Campbell
April 19, 2O06
Page #2 of 3


regularly review its benefit programs to keep them up to date and competitive, these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time.

         Given that you currently reside over 50 miles from our location in Cranbury NJ, you will be eligible to receive our "Homeowners Relocation Program". The details of which are enclosed. You must complete your entire move within 12 months of your date of hire. Should you voluntarily resign your employment within 12 months of your date of hire, you will owe the company the appropriate prorated portion of this relocation.

         It is important that you understand that the Company does not guarantee employment for any specific period of time. You will be employed on an "at-will" basis. This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company's right to terminate your employment, at any time, for any reason, with or without prior notice or cause.

         In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation that they have the legal right to work in the United States. A copy of Form I-9 and a list of the acceptable documents confirming your right to work in the United States are also attached for your convenience.

         To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return it to the attention of Nicole Schaeffer, Vice President of Human Resources & Leadership Development by April 28, 2006. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Amicus Therapeutics, Inc., and constitutes agreement to conform to Amicus Therapeutics, Inc. rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you.

         The formality of this letter notwithstanding, I extend my personal best wishes and sincere pleasure that you are joining our team. I look forward to working with you.

Sincerely,


/s/ Greg Licholai
--------------------------------------------
Dr. Greg Licholai
VP Medical Affairs and Corporate Development


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Bradley Campbell
April 19, 2006
Page #3 of 3


I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.



By: /s/ Bradley Campbell                  Date:  4/26/06
    -------------------------------             -------------------------------
    Bradley Campbell